Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated as of October 17, 2014 (the “Effective Date”), is by and between Idle Media, Inc. (the "Company") and Kyle Reilly (the "Executive").

R E C I T A L S

WHEREAS, the Company is a Nevada corporation having its principal office at 216 S. Centre Avenue, Leesport, PA, 19533; and

WHEREAS, the Executive is an individual having a principal residence at in the State of Pennsylvania; and

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company as the Company’s [Title].

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

A G R E E M E N T

1.             Employment and Term. The Company hereby agrees to employ Executive and Executive hereby accepts employment by the Company on the terms and conditions herein set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall commence on the Date of this Agreement and shall terminate on the day immediately following the anniversary hereof; provided, however, that the Term may thereafter be extended for additional one-year periods upon the mutual agreement of the parties. The definition of “Term” shall include any extensions pursuant to this Agreement. Notwithstanding the foregoing, Executive’s employment may be earlier terminated in accordance with the provisions of Section 5 below.

2.             Position, Duties and Responsibilities; Location.

2.1     Position and Duties. Executive shall be employed as Executive Vice-President of Music of the Company and Executive shall report to the Chief Executive Officer and the Board of Directors of the Company. The Executive shall have such duties, powers and responsibilities as are customarily assigned to a like executive of a similarly situated company. In addition, Executive shall have such other duties and responsibilities, consistent with his position as the Board of Directors of the Company (the “Board”) may reasonably assign him.

2.2     Exclusive Services and Efforts. During the Term, Executive agrees to devote 100% of his efforts, energies, time, skill and attention to the discharge of the duties and responsibilities to the business and affairs of the Company. It is expressly understood and agreed that, during the Term, Executive will not be employed by, render services to, or represent, any other person, firm or company engaged in a business of a similar nature or in competition with the Company. Executive also agrees that he shall not take personal advantage of any business opportunities which arise during his employment, without the prior written consent of the Company, which consent may be withheld for any reason. Notwithstanding the foregoing, Executive shall be entitled to engage in (a) service on the board of directors of not-for-profit organizations, (b) other charitable activities and community affairs; and (c) management of his personal and family investments and affairs, in each case to the extent such activities do not either individually or in the aggregate, materially interfere with the performance of his duties and responsibilities to the Company.

2.3     Compliance with Policies.     Executive shall be subject to the Bylaws, policies, codes of conduct, practices, procedures and rules of the Company.

2.4     Location. Executive’s principal places of business will be at 216 S. Centre Avenue, Leesport, PA, 19533. Executive shall be present at the Company’s principal place of business at least three (3) days per week (two (2) days per week in any week in which a holiday falls) and may work up to two (2) days per week from his home.

3.             Compensation.

3.1     Base Salary. During the Term, the Company hereby agrees to pay to Executive an annualized base salary of Two Hundred Thousand Dollars ($200,000) (the “Salary”), subject to all applicable federal, state and local income and employment taxes and other required or elected withholdings and deductions, payable in equal installments on the Company’s regularly-scheduled paydays as it is earned. Executive’s Salary will be reviewed from time to time by the Board and may be increased based upon such factors as the Board may deem relevant.

3.2     Bonuses. On an annual basis, the Board may grant Executive cash or equity bonuses in amounts to be determined by the Board should the Board, in its sole discretion, deem the same appropriate in light of Executive’s performance or the Company or the Parent’s financial performance; provided, however, that the failure of the Board to award any such bonus shall not give rise to any claim against the Company.

3.3     Long-Term Incentive Compensation. Executive shall be entitled to participate in such equity incentive plans of the Company to the extent that other senior executives of the Parent participate in such equity incentive plans. The grant of any equity incentive awards shall be at the discretion of the Board of Directors.

4.             Employee Benefits; Etc.

4.1     Participation in Benefit Plans. During the Term, Executive shall be entitled to participate in all such health, 401k, group insurance, welfare, pension, vacation, sick-leave, long-term disability and other employee benefit plans, programs and arrangements as are made generally available from time to time to senior executives of the Parent (which shall include all customary health, life insurance and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally. Executive’s rights and entitlements with respect to any benefits shall be subject to the provisions of the relevant plans, contracts or policies providing such benefits. Nothing contained herein shall be deemed to impose any obligation on the Company to maintain or adopt any such plans, policies or contracts or to limit the Company’s right to modify or eliminate such plans, policies or contracts in its sole discretion.

4.2     Vacation. During the Term, Executive shall be entitled to four (4) weeks paid vacation per calendar year in accordance with, and subject to, the Company’s vacation policy, as it may change from time to time, with the timing of any such vacation to be agreed upon.

4.3     Expenses. The Company shall reimburse Executive for all necessary and reasonable out-of-pocket travel and other business expenses incurred by Executive, which relate to Executive’s duties hereunder, in accordance with the Company’s relevant policies in effect from time to time. In addition, the Executive shall be granted a monthly car expense allowance of $500 per month while he is employed by the Company hereunder.

5.             Termination.

(a)     General. The Board may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason, in either case subject to the terms of this Agreement. The date on which the Company or the Executive delivers notice of termination to the other party shall be referred to herein as the “Termination Date”). In the event of the termination (i) by Executive of his employment hereunder; (ii) for disability; or (iii) in the event Executive’s employment is terminated by the Board for Cause, he shall promptly resign from any position he then holds that is affiliated with the Company or that he was holding at the Company’s request. For purposes of this Agreement, “Cause” shall mean any of the following which is not cured within 30 days after written notice to the Executive from the Board: (i) deliberate failure to devote substantially all of Executive’s business time and best efforts to his duties, except as otherwise provided herein; (ii) Executive is indicted for a felony involving moral turpitude; (iii) in carrying out his duties hereunder, Executive engages in conduct that constitutes gross misconduct, or gross neglect and that, in either case, results in material economic or reputational harm to the Company or its future business prospects or which otherwise materially impairs Executive’s ability to effectively carry out his duties hereunder; (iv) Executive’s material violation of this Agreement or any material Company policy; or (v) Executive refuses to perform, or repeatedly fails to undertake good faith efforts to perform, the duties or responsibilities on behalf of the Company reasonably assigned to him (consistent with Section 2).

5.2     Termination by the Company Without Cause.     In the event that Executive’s employment is terminated by the Company without Cause, Executive shall be entitled to receive, on the Termination Date, all accrued but unpaid expenses plus a lump sum payment in an amount equal to the lesser of (i) six month’s salary; or (ii) any unpaid salary through the end of the Term of this Agreement.

5.3     Death or Disability. Executive’s employment shall terminate in the event of his death or disability. In the event that Executive’s employment hereunder is terminated due to his death or disability, the Term shall expire on the date of death or disability and he and/or his estate or beneficiaries (as the case may be) shall be entitled to receive all accrued but unpaid expenses.

5.4     Termination by the Company for Cause, by Executive or Nonrenewal of Term by Executive or the Company. In the event that Executive’s employment hereunder is terminated by the Company for Cause, by Executive for any reason or if Executive or the Company elects not to renew or extend the Term, the Term shall expire as of the Termination Date and the Executive shall be entitled to receive all accrued but unpaid expenses.

5.5     Termination of the Executive on Change of Control. If the Executive's employment with the Company shall be terminated by the Company or by the Executive in connection with a Major Event, then the Company shall pay the Executive all accrued but unpaid expenses plus a lump sum payment in an amount equal to the lesser of (i) six month’s salary; or (ii) any unpaid salary through the end of the Term of this Agreement. For purposes of this Section 5.5, a “Major Event” shall be deemed to have occurred if (i) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving company or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company, in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving company immediately after the merger; (ii) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (iii) proceedings or actions for the liquidation or dissolution of the Company are initiated by the Company; or (iv) any "Person" (as defined in Sections 13(d) and 14(d) of the Exchange Act) (other than the Executive or persons who beneficially own more than twenty-five percent (25.0%) of the capital stock of the Company on a fully diluted and as- converted basis outstanding as of the date hereof) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directly or indirectly, of 50% or more of the Company's outstanding capital stock on a fully diluted and as-converted basis at such time; provided, however, that a Major Event shall not be deemed to have occurred solely by reason of the consummation of a firmly underwritten public offering, private placement or other financing in which the Company’s securities are acquired for cash consideration.

6.     Other Tax Matters. The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

7.     Confidentiality. Other than in the ordinary course of his duties for the Company, unless he obtains the prior written consent of the Company, Executive shall at all times keep confidential and shall refrain from using, disclosing, disseminating, publishing, or causing to be used, disclosed, disseminated or published, for the benefit of himself, or any person or entity other than the Company, any Confidential Information (unless such Confidential Information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 7 shall prevent Executive, with or without the Company’s consent, from participating in or disclosing Confidential Information in connection with (i) any judicial or administrative investigation, inquiry or proceeding pursuant to which Executive is required by law or by a court, government agency or legislative body to divulge, disclose or make accessible such information, in which case Executive shall provide the Company with prompt written notice or (ii) the Company’s public reporting requirements to the extent that such participation or disclosure is required under applicable law. “Confidential Information” means (A) confidential or proprietary information or trade secrets of or relating to the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”) including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications thereof, ideas, inventions, works discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential and/or proprietary and owned, developed or possessed by the Company Group, whether in tangible or intangible form or (B) confidential or proprietary information with respect to the Company Group’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment.

8.     Non-Disparagement. During and after the Term, Executive and Company Group each agree not to make, publish or communicate to any person or entity or in any public forum (including, without limitation, on the internet, to the media, via published material, to analysts or in comparable forums) any comments or statements (written or oral) that criticize, denigrate or disparage, or are detrimental to, the reputation or stature of any member of the Company Group or the Executive, respectively, or their businesses, or any of their respective affiliates, officers, directors, employees or agents; provided, however, that nothing in this Agreement shall restrict Executive or the Company Group from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the course of performing his duties during the Term; (e) from rebutting any statement made or written about him or it; or (f) from making normal competitive statements about the business or products of any member of the Company Group.

9.     Non-Competition. During the Term and for a period of one year following the Termination Date, Executive shall not, directly or indirectly, engage in a business (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business (all of which are referred to as “Involvement”) that is a Competing Business (as hereinafter defined). Notwithstanding the foregoing, Executive shall not be deemed to have breached this Section by owning less than 5% of any class of securities of any entity so long as Executive does not engage directly or indirectly in the operation, management or control of such entity. “Competing Business” means a business or entity that engages in the same or similar business to that of the Company Group.

10.     Non-Solicitation. During the Term and for a period of one year following the Termination Date, Executive shall neither, directly nor indirectly, solicit, induce, attempt to hire, recruit, or cause, any person who is, or was during the most recent one-year period, an employee of a member of the Company Group to leave his employment with such member of the Company Group. Further, during the Term and for a period of one (1) year following the Termination Date, Executive shall neither, directly or indirectly, induce or attempt to induce any customer, client, supplier, licensee or other business relationship of the Company Group to cease doing or reduce their business with the Company Group, or in any way interfere with the relationship between the Company Group and any customer, client, supplier, licensee or other business relationship of any member of the Company Group.

11.     Notices. Except as otherwise specifically provided herein, any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, if to the Parent, at its principal office, and, if to Executive, at his last address on file with the Company. Any party may change such address from time to time by notice to the others.

12.     Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Pennsylvania, exclusive of any choice of law rules.

13.     Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive, the Company and the Parent each agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory, contractual and other claims, other than a dispute relating to the restrictions in Sections 7, 8, 9 and 10 in which the exclusive relief sought is an equitable remedy such as an injunction, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Pennsylvania, conducted by JAMS, Inc. (“JAMS”).

14.     Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer of the Company. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

15.     Assignment. Except as otherwise specifically provided herein, this Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive or the Company and any attempt to do so shall be null and void. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets of the Company; in any event the rights and obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets. This Agreement shall inure to the benefit of, and be binding upon, Executive and his executors, administrators, heirs and legal representatives.

16.     Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

17.     Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

18.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or e-mail (as a .pdf, .tif or similar un-editable attachment) shall be effective for all purposes.

19.     Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties regarding the subject matter of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

IDLE MEDIA, INC. By:___________________________________ Name: Marcus Frasier Title: CEO EXECUTIVE By:___________________________________ Name: Kyle Reilly